SEVERANCE PAY, RELEASE AND WAIVER OF RIGHTS

This Agreement is entered into by and between Baldwin and Lyons, Inc., ("Employer") and Michael Case ("Employee").
In consideration of the mutual promises and undertakings described herein, Employee and Employer agree as follows:
1. The Employee is separated from his or her Employment with Employer as of February 15, 2018 (Separation Date).

2. Employer hereby advises Employee to consult with an attorney prior to signing this Agreement.

3. Employee agrees that Employer has given Employee a period of at least twenty-one (21) days within which to consider this Agreement prior to signing.

4. Employee acknowledges that he/she has been advised that he/she has seven (7) days following the execution of this document to withdraw acceptance of this Agreement by giving notice to Debbie Johnson.

5. Subject to payment of compensation for work performed during the last payroll period including the Separation Date, less required withholding, Employee has been paid all regular compensation, PTO, and holiday pay to which he/she is entitled and receipt of those payments is hereby acknowledged by Employee.

6. Employee acknowledges that he/she has been provided with the calculation showing his/her vested interests in any Employer defined benefit, defined contribution retirement or 401(k) plan in which he/she is a participant and agrees that the calculations are correct.

7. Employee fully releases and forever discharges Baldwin & Lyons, Inc., any related entities, and their respective officers, directors, shareholders, agents, attorneys, and employees, and all persons acting by, through, under or in concert with any of them (collectively the "Released Parties"), from any and all contractual, statutory, administrative, and common law claims, demands, liabilities or obligations (including attorneys' fees), whether known or unknown, discovered or undiscovered, matured or unmatured, that arise out of or relate in any manner to Employee's employment with the Employer and the separation thereof.  Employee agrees that this unqualified release and waiver of claims includes, but is not limited to, any and all rights, entitlements, or claims which Employee may possess pursuant to the Federal Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 et. seq.); Title VII of the Federal Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et. seq.); the Federal Equal Pay Act of 1963, as amended (29 U.S.C. § 206(d)(1)-(4); the Federal Civil Rights Act of 1866 and 1871 (42 U.S.C. §§ 1981, 1983 and 1985); the National Labor Relations Act, as amended (29 U.S.C. § 151 et. seq.); the Indiana Civil Rights Act (I.C. § 22-9-1-1 et. seq.); the Indiana Wage Claims Statute (I.C. § 22-2-9-1 et. seq.); the Indiana Wage Payment Statute (I.C. § 22-2-5-1 et. seq.); the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et. seq.); the Rehabilitation Act of 1974 (29 U.S.C. § 701 et. seq.); the Fair Labor Standards Act (29 U.S.C. § 201 et. seq.); the Occupational Safety and Health Act (29 U.S.C. § 651 et. seq.); the Immigration Reform and Control Act (8 U.S.C. § 1101 et. seq.); the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et. seq.); the Family and Medical Leave Act of 1993 (29 U.S.C. § 2611 et. seq.); the Health Insurance Portability and Accountability Act of 1996 (46 U.S.C. § 300gg et. seq.); and the Consolidated Omnibus Budget Reconciliation Act (COBRA) (29 U.S.C. §1161 et. seq.); or any other local, state, or federal act governing employment relationships.  Notwithstanding anything in paragraph 7 to the contrary, Employee does not release or waive his/her right to challenge the validity of this Agreement nor shall the Employee waive or release any rights or claims that may arise after the date of execution of this Agreement, nor shall anything contained in this Agreement be construed to constitute a release by either the Employer or Employee of any rights, claims, liability, demands, controversies, actions and causes of action, loss, damages, costs, or expenses of whatsoever type or amount arising out of the performance of or the validity of this Agreement nor shall Employee waive or release any rights or claims to indemnification as an officer of Employer arising under state law, Employer's policies or bylaws, or any director and officer insurance policy, nor shall Employee waive or release any rights or claims to 7,500 Book Value Appreciation Rights ("BVARs") that were vested and exercised prior to the Separation Date and are scheduled to be paid by Employer to Employee on or by March 31, 2018, nor shall Employee waive or release any rights or claims to the additional 4,603 shares of Employer stock, which the parties agree vested as of the Separation Date, are not subject to restriction or forfeiture, and are in the process of being transferred to Employee's account.

8. Employee agrees that he/she has been offered full opportunity to review this Agreement with legal counsel or advisors of his/her own choosing, that he/she has carefully read and fully understands this Agreement, and that he/she has signed this Agreement voluntarily.

9. Employee agrees not to seek reemployment with the Employer at any time in the future and hereby waives any existing or future right to reinstatement of employment with Employer.

10. The Employee covenants not to sue the Employer or to pursue administrative complaints or legal proceedings on his or her behalf against the Employer as a result of any actions taken or policies implemented by the Employer on or before the date of execution of this Agreement, or for any damages resulting from the continued effects of any such actions or policies, and further agrees to withdraw and cause to be dismissed any pending actions, charges, or complaints with any court against the Employer.  Notwithstanding anything in this paragraph 10, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee's otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency; however, the parties agree that Employee has released the Employer from all liability arising from the laws, statutes, and common law listed in paragraph 7 (subject to revocation in the time period set forth in paragraph 4) and, as such, Employee is not and will not be entitled to any monetary or other relief on his/her own behalf.  Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee's ability to challenge (with a lawsuit or administrative charge) the validity of his/her release of the Employer in this Agreement.  Other than a challenge to the validity of the release of Employee's claims under this Agreement, Employee has released the Employer from all liability with respect to the laws, statutes, and common law listed in paragraph 7, including the ADEA.

11. Except as may be required by law or as permitted under paragraph 10, Employee agrees not to disclose the existence, terms of this Agreement, the circumstances surrounding or the discussions related to this Agreement to any person other than his/her counsel or member of his/her immediate family.  Employee agrees to prevent any family member from making any such disclosures.

12. Employee acknowledges that Employer has advised Employee of his/her COBRA and/or conversion rights, if any, under Employer's medical, hospitalization, and life insurance policies.

13. In full consideration of the release of claims in this Agreement, including but not limited to claims under the Federal Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 et. seq.), the Employer has agreed to provide Employee with the following: (a) to pay Employee the gross sum of $575,000.00 (less withholding, any payments pursuant to garnishment orders, wage assignments and other deductions authorized by Employee), to be paid in twenty-six (26) installments; (b) to pay Employee an amount equivalent to a pro-rated share of the Employee's eligible target annual incentive plan ("AIP") bonus amount, equaling the gross sum of $34,658.00 (less withholding, any payments pursuant to garnishment orders, wage assignments and other deductions authorized by Employee), (c) Employer shall pay all amounts necessary for Employee to maintain his current health insurance benefits under COBRA, and (d) not to contest any application by Employee for unemployment compensation made after the cessation of the payments in subsection (a) above. Payment under Paragraph 13(a) above will occur in accordance with Employer's regular payroll schedule after Employee has had at least seven (7) days to revoke this Agreement in addition to time period given Employee to consider the offer made in this Agreement.   Payment under Paragraph 13(b) will occur in one (1) payment, payable in accordance with Employer's first regular payroll scheduled after Employee has had at least seven (7) days to revoke this Agreement in addition to time period given Employee to consider the offer made in this Agreement.  Employer payment of COBRA premiums under Paragraph 13(c) shall continue until the earlier of February 28, 2019 or such time as Employee secures benefits through another means.

14. Employee acknowledges that the monies and provisions contained in Paragraph 13(a) are consistent with the terms of the SEVERANCE, CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT entered into between Employer and Employee and executed on February 14, 2018.  The execution of this Severance Pay, Release, and Waiver of Rights Agreement is a condition precedent for Employer's execution of the severance payment that was expressly provided in exchange for Employee entering into said SEVERANCE, CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT.

15. Employee hereby represents and warrants that he/she has returned to Employer all documents or other property belonging to Employer, including any and all copies thereof (whether in tangible or intangible form) in the possession or under the control of Employee upon the Separation Date, including any electronic devices.

16. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or violation of any provision of this Agreement, then, in addition to any and all other remedies which may be available, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties all costs and expenses, including reasonable attorneys' fees, paid or incurred in such action or proceeding.

17. This Agreement does not affect Employee's right to seek workmen's compensation, or any benefits to which Employee may be entitled under any benefit plans providing for the payment of medical and hospital expenses or disability income.

18. Employee agrees to fully cooperate with Employer and its legal advisors in connection with any pending or future claims investigations, administrative proceedings or lawsuits which relate to his/her employment with the Employer and of which Employee has personal knowledge.  Any such request for cooperation will be upon reasonable advance notice and, to the extent possible, will be at mutually convenient times and locations.

19. Employee will not derogate or criticize Employer or damage or jeopardize Employer's reputation and goodwill nor make written or oral statements that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) Employer, (b) its employees, officers, directors, affiliates or trustees, or (c) the services and/or products provided by Employer.

20. This Agreement is governed by the law of the State of Indiana to the extent that federal law does not apply.  The parties agree to submit to the jurisdiction of the state courts in Hamilton County, Indiana or the federal courts in Marion County, Indiana as the exclusive venue for all disputes arising under this Agreement.

21. If any one or more covenants, terms, or provisions of this Agreement shall be held to be illegal or against public policy, or shall for any reason whatsoever be held invalid or unenforceable, then such covenants, terms, or provisions shall be deemed severable from the remaining covenants, terms, and provisions of this Agreement, and such holdings shall in no way affect the validity or enforceability of any other covenants, terms, and provisions hereof.

22. This Agreement shall be binding upon Employee and upon Employee's heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Employer and to their administrators, representatives, executors, successors and assigns.

23. It is expressly understood and agreed that the above-entitled consideration is given in the spirit of compromise and shall not be construed as an admission of liability or responsibility by the Employer and that all such liabilities are expressly denied.

24. All payments and benefits contained in paragraphs 13(a) and 13(b) shall survive the death of the Employee and inure for the benefit of her survivors, heirs, or assigns. Employer and Employee intend for all payments under this Agreement to be either exempt from Section 409A of the Internal Revenue Code ("Section 409A") or to comply with its requirements.  In the event any payment under this Agreement is not exempt from, and does not comply with, Section 409A, Employer agrees to indemnify, hold harmless and defend Employee from any and all taxes, penalties, interest and other expenses that may be incurred by Employee on account of non-compliance with Section 409A.  Any payment made by Employer to Employee under this section shall be paid to Employee on or before December 31 of the calendar year immediately following the calendar year in which Employee remits the related taxes.

25. Employee represents and acknowledges that in executing this Agreement, he/she does not rely and has not relied upon any representation or statement by any of the Released Parties, or by any of the Release Parties' agents, representatives, attorneys or employees with regard to the subject matter, basis, or effect of this Agreement.  This Agreement may only be modified by a writing executed by both parties.  This Agreement does not replace or supersede any provisions of the SEVERANCE, CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT which are not in conflict with this Agreement.

The parties have each executed this Agreement on the date(s) set out below.

Date:
Employee

Address

Witness

Address

Baldwin and Lyons, Inc.

Date:  By:

Name:
Title: